UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
SOFTBRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-2021446 (I.R.S. Employer Identification No.)
Two Meridian Crossings, Suite 800
Minneapolis, Minnesota 55423
(Address, including zip code, of
registrant’s principal executive officer)

SOFTBRANDS, INC. 2001 STOCK INCENTIVE PLAN

Gregg A. Waldon
Two Meridian Crossings, Suite 800
Minneapolis, Minnesota 55423
(612) 851-1500
(Name, address and telephone number,
including area code, of agent for service of process)

Copy to:
Thomas Martin
Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, MN 55402

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to	offering price per	aggregate offering	Amount of
to be registered	be registered(1)	share(1)	price(1)(2)	registration fee
Common Stock, $0.01 par value per share	4,000,000	$1.83	$7,222,225	$222

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and Rule 457(c) of the Securities Act of 1933, as amended. The proposed maximum aggregate offering price has been calculated as follows: options restricted stock and stock appreciation rights to purchase 752,120 shares of Common Stock have been granted with an approximate weighted average exercise price of $1.70; the proposed maximum aggregate offering price of the remaining 3,247,880 shares of Common Stock that are being registered herein is based upon the average of the high and low prices of the registrant’s Common Stock as reported on the AMEX on February 20, 2007.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

     Additional Shares; Incorporation by Reference. This Registration Statement is executed in part for the purpose of registering 4,000,000 additional shares of Common Stock of SoftBrands, Inc. to be offered pursuant to the terms of our 2001 Stock Incentive Plan, as amended. Our previous Registration Statement on Form S-8, filed July 29, 2005 (File No. 333-127030), as effective, relates to the 2001 Stock Incentive Plan, as amended, and pursuant to General Instruction E, is hereby incorporated by reference. The total number of shares to be offered pursuant to the 2001 Stock Incentive Plan, including both the 4,000,000 shares registered under this Registration Statement and those shares registered previously on the Registration Statement on Form S-8 referenced above is 15,400,000.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by SoftBrands, Inc. (the “Company”), are incorporated by reference in this Registration Statement, as of their respective dates:
(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006;

(b)	the Company’s Current Reports on Form 8-K filed October 5, 2006, November 13, 2006, and December 13, 2006;

(c)	the Company’s Quarterly Report on Form 10-Q filed February 14, 2007; and

(b)	The description of our common stock contained in the Registration Statement on Form 10 filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law Section 145 of the Delaware General Corporation Law grants the Company the power to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.
     Article 6 of the Company’s Second Amended and Restated Certificate of Incorporation provides that the personal liability of the directors of the corporation shall be eliminated to the fullest extent permitted by law.

     Article 6 of the Company’s Bylaws provides that the Company shall indemnify our officers and directors under such circumstances and to the extent permitted by law.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’ Registration Statement on Form 10, File No. 000-51118).
4.2	Bylaws (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form 10, File No. 000-51118).
4.3	Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10, File No. 000-51118).
4.4
Certificate of Designation of Preferences, Privileges, Powers and Rights of Series B Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form 10, File No. 000-51118).

4.5
Rights Agreement dated as of November 26, 2002 between SoftBrands, Inc. and Wells Fargo Bank Minnesota, National Association (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10, File No. 000-51118).

4.6	Certificate of Designations, Preferences and Rights of Series C-1 Convertible Preferred Stock (incorporated by reference to our Current Report on Form 8-K as filed August 18, 2006 (File No. 0-51118)).
4.7	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (incorporated by reference to our Current Report on Form 8-K as filed August 18, 2006 (File No. 0-51118)).
4.8	2001 Stock Incentive Plan, as amended.
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on February 22, 2007.

SOFTBRANDS, INC.
By /s/ RANDAL B. TOFTELAND*
Randal B. Tofteland
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 22, 2007.

* Randal B. Tofteland	President and Chief Executive Officer (principal executive officer)

* Gregg A. Waldon	Senior Vice President, Chief Financial Officer and Secretary (principal financial and accounting officer)

*	Director

Dann V. Angeloff

*	Director

George H. Ellis

*	Director

John Hunt

*	Director

W. Douglas Lewis

*	Director

Jeffrey J. Vorholt

*	Director

Elaine Wetmore

*By:	/s/GREGG A. WALDON
Gregg A. Waldon
As Attorney-in-Fact

Exhibit Index to
Form S-8
SOFTBRANDS, INC.

Exhibit
Number	Description
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’ Registration Statement on Form 10, File No. 000-51118)
4.2	Bylaws (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form 10, File No. 000-51118)
4.3	Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10, File No. 000-51118)
4.4
Certificate of Designation of Preferences, Privileges, Powers and Rights of Series B Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form 10, File No. 000-51118)

4.5
Rights Agreement dated as of November 26, 2002 between SoftBrands, Inc. and Wells Fargo Bank Minnesota, National Association (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10, File No. 000-51118).

4.6	Certificate of Designations, Preferences and Rights of Series C-1 Convertible Preferred Stock (incorporated by reference to our Current Report on Form 8-K as filed August 18, 2006 (File No. 0-51118))
4.7	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (incorporated by reference to our Current Report on Form 8-K as filed August 18, 2006 (File No. 0-51118)).
4.8	2001 Stock Incentive Plan, as amended.
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney.